UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 23, 2006

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	33-0238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On March 23, 2006, Deloitte & Touche LLP (“Deloitte & Touche”) resigned as our independent registered public accountants. The resignation was accepted by the Audit Committee of our Board of Directors. The Audit Committee is in the process of engaging a new independent registered public accountant.

The reports of Deloitte & Touche on our consolidated financial statements for the most recent two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as discussed in the following sentence. Deloitte & Touche’s report on our June 30, 2005 consolidated financial statements included an explanatory paragraph related to the restatement of the June 30, 2003 and 2004 pro forma stock compensation fair value disclosures. In connection with its audit of the effectiveness of our internal control over financial reporting as of June 30, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, Deloitte & Touche expressed an unqualified opinion on our assessment of the effectiveness of the company’s internal control over financial reporting, and an adverse opinion in its report dated September 28, 2005 on the effectiveness of our internal control over financial reporting due to two material weaknesses as more fully described below. Our Audit Committee discussed the subject matter of the adverse opinion with Deloitte & Touche prior to the September 28, 2005 report. We have authorized Deloitte & Touche to respond fully to any inquiries of its successor concerning the subject matter of the September 28, 2005 report and any other matters.

During the two most recent fiscal years and the subsequent interim period through the date of their resignation, there were no disagreements between Deloitte & Touche and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to Deloitte & Touche’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports, other than as discussed in this paragraph. In connection with Deloitte & Touche’s review of our interim financial statements for the quarter ended September 30, 2004, we had a disagreement with Deloitte & Touche, which was resolved to Deloitte & Touche’s satisfaction prior to the filing of our Quarterly Report on Form 10-Q for that period. The disagreement related to the application of accounting principles used to recognize revenue upon shipment of x-ray scanning equipment to a third-party warehouse on September 28, 2004. We recorded adjustments to our financial statements for the three-month period ended September 30, 2004, in order to decrease revenue and cost of sales by $1.4 million and $1 million, respectively. The Audit Committee of our Board of Directors discussed such disagreement with Deloitte & Touche. We have authorized Deloitte & Touche to respond fully to the inquiries of any successor accountant concerning the subject matter of this disagreement.

In connection with its audit for the fiscal year 2005, Deloitte & Touche advised us that it believed the following matters constituted material weaknesses. These material weaknesses were reported in Item 9A of our Form 10-K for that fiscal year.

1) We identified certain computational errors in our annual income tax provision and related income tax receivable and payable and deferred tax assets and deferred tax liabilities for fiscal year 2005. These errors resulted from a deficiency in the operation of controls requiring the reconciliation of the components of our income tax provision to appropriate supporting documentation. Given the significance of the tax account balances and the absence of sufficient mitigating controls, these deficiencies represent a material weakness in internal control over financial reporting.

2) We identified certain transactions recorded as revenue by one of our Canadian subsidiaries in the period ended June 30, 2005 that did not meet the criteria for revenue recognition in such period. These errors resulted from a deficiency in the operation of controls requiring the supervisory review of year-end revenue transactions to ensure proper cutoff at year end. The errors associated with these transactions totaled approximately $1.4 million.

During the three months ended December 31, 2005, two additional material weaknesses were identified as follows:

1) Income Taxes – During the calculation of our tax provision, we did not correctly apply FASB Interpretation No. 18 “Accounting for Income Taxes in Interim Periods,” which resulted in a material error in the tax provision for the three and six month periods ended December 31, 2005. Additionally, we did not correctly apply FASB Statement No. 109, “Accounting for Income Taxes,” with respect to the three month period ended December 31, 2005. Specifically, we did not provide for deferred tax liabilities in connection with the sale of newly issued subsidiary stock.

2) Financial Reporting and Disclosure – Subsequent to the issuance of our unaudited consolidated financial statements for the six months ended December 31, 2004, we determined that our consolidated statement of cash flows for the six months ended December 31, 2004 incorrectly reflected cash lease incentives as a financing activity. The cash lease incentives should have been classified as an operating activity. We corrected this presentation in the financial statements filed on Form 10-K for the year ended June 30, 2005. Our proposed statement of cash flows for the six months ended December 31, 2005, included a comparative statement of cash flows for the six months ended December 31, 2004. In that proposed statement of cash flows for the comparable prior-year period we failed to make a correction to the classification of the cash lease incentives. This presentation was corrected prior to finalization of our Form 10-Q for the quarter ended December 31, 2005. As presented in our Form 10-Q for the quarter ended December 31, 2005, the comparative statement of cash flows for the six months ended December 31, 2004 properly classified the cash lease incentives as an operating activity. Additionally, our financial reporting and disclosure controls failed to detect that we had incorrectly classified $6.0 million of deferred rent, including the liability recorded in conjunction with the cash lease incentive detailed above, and a portion of deferred revenues as current liabilities in the proposed December 31, 2005 consolidated balance sheet. This presentation was corrected prior to the finalization of our Form 10-Q for the quarter ended December 31, 2005. As presented in our Form 10-Q for the quarter ended December 31, 2005, deferred rent and a portion of deferred revenues are presented as non-current liabilities.

We have undertaken measures to address each of the material weaknesses described above. However, Deloitte & Touche has not reviewed such measures.

In performing their audit of our financial statements for the fiscal years ended June 30, 2004 and 2005 and in their reviews of interim financial statements, Deloitte & Touche also advised us of the following significant deficiencies in our internal control over financial reporting, which are described here as further disclosure. These significant deficiencies, taken individually or in combination, do not rise to the level of material weakness.

With the exception of the items identified with respect to the three months ended December 31, 2005, we have undertaken measures to address the items described below. However, Deloitte & Touche has not reviewed such measures.

Significant Deficiencies identified for the fiscal year ended June 30, 2005:

1) Review of Obsolete and Slow Moving Inventory – At one subsidiary location our process for identifying and reviewing excess inventory was based on a system-generated computer report that did not accurately calculate potential excess inventory and lacked supervisory review for the “formulaic” reasonableness of the report.

2) Review of Detail Job Cost Reports and Supporting Documentation – Our designed controls include the review of project job cost reports and supporting detail. Deloitte & Touche noted a lack of documented evidence of certain of these controls at two subsidiary locations.

3) Goodwill Impairment Analysis – Deloitte & Touche noted that although we appropriately concluded that further impairment tests were not required, our reporting unit carrying value computation did not properly take into consideration certain inter-company loan balances which were long-term in nature, and an allocation of the net assets at one subsidiary location.

4) Asset Impairment Analysis – An assessment of certain impairment indicators, along with the related conclusions, were not formally documented.

5) Pro Forma Stock-Based Compensation Calculations – The methodology we employed to calculate pro forma stock-based compensation did not conform to generally accepted accounting principles with regard to the requirement that the recognition of compensation over the service period equal to amounts that, on a cumulative basis, are no less than the portion of service provided during the vesting period.

6) Performance of Reconciliations – At certain international subsidiaries, account reconciliations and review of account balances had not been properly documented.

7) Application of U.S. Generally Accepted Accounting Principles – Miscellaneous accounting errors were noted at certain international subsidiaries.

8) Revenue Recognition – At one subsidiary location the methodology we employed for revenue recognition with regard to multiple-element transactions did not conform to generally accepted accounting principles.

9) Inventory and Cost of Sales; Accounts Payable and Expenses – Deloitte & Touche noted that in the aggregate, we had inventory related controls which were not operating effectively, and, in the aggregate, we had several accounts payable related controls which were not operating effectively.

Significant Deficiencies for the three months ended September 30, 2005:

1) Financial Reporting and Disclosure – In connection with the adoption of Statement Financial Accounting Standards No. 123R, “Share-Based Payments,” we excluded certain disclosures required by Securities and Exchange Commission Staff Accounting Bulletin Topic 14H. In addition, changes subsequent to the balance sheet date in our debt structure were not disclosed.

2) Financial Closing Process and Journal Entry Review – An entry related to deferred taxes in the amount of $651,000 was not reviewed in accordance with the company’s stated policy subsequent to posting to the general ledger, and the entry was mis-posted.

3) Accounts Payable and Expenses – There was an improper cut-off related to certain expenses for which a liability should have been recorded in the amount of approximately $65,000. Deloitte & Touche noted and previously communicated similar errors as of June 30, 2005 and deemed such errors to represent a significant deficiency in the aggregate at the corporate consolidated level. As such, Deloitte & Touche indicated its belief that the potential misstatement associated with this deficiency was more than inconsequential.

4) Revenue Cut-off – There was an improper cut-off related to revenue associated with a sale of demo inventory prior to the balance sheet date. Revenue in the amount of approximately $68,000 was not recorded. Deloitte & Touche noted and previously communicated similar errors as of June 30, 2005 and deemed such errors to represent a significant deficiency in the aggregate. As such, Deloitte & Touche indicated its belief that the potential misstatement associated with this deficiency was more than inconsequential.

Significant Deficiencies for the three months ended December 31, 2005:

1) Goodwill Impairment Analysis –We did not have sufficient documentation evidencing the basis for our decision to perform the impairment test at the segment level.

2) Revenue Recognition – There was an improper cut-off related to revenue associated with a sale of maintenance services. Revenue in the amount of approximately $22,000 in the three month period ended September 30, 2005 and $15,000 in the three month period ended December 31, 2005 was not recorded. Deloitte & Touche had noted and had previously communicated similar errors as of June 30, 2005 and September 30, 2005 and deemed such errors to represent a significant deficiency in the aggregate. As such, Deloitte & Touche believed the potential misstatement associated with this deficiency was more than inconsequential.

Except as described above, there are no reportable events under Item 304(a)(1)(v) of Regulation S-K that occurred during the fiscal years ended June 30, 2004 and 2005 and through March 23, 2006. The Audit Committee of our Board of Directors has discussed each of the material weaknesses and significant deficiencies described above with Deloitte & Touche, and has authorized Deloitte & Touche to respond fully to the inquiries of a successor auditor concerning the subject matter above.

We provided Deloitte & Touche with a copy of this Current Report on Form 8-K and requested that it furnish us with a letter addressed to the United States Securities and Exchange Commission stating whether it agrees with the statements made by us above. A copy of such letter, dated March 29, 2006, is filed as Exhibit 16.1 to this Form 8-K, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 16.1	Letter from Deloitte & Touche LLP to the United States Securities and Exchange Commission, dated March 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.

Date: March 29, 2006	By:	/s/ Anuj Wadhawan
Anuj Wadhawan
Chief Financial Officer

EXHIBIT INDEX

Exhibit 16.1	Letter from Deloitte & Touche LLP to the United States Securities and Exchange Commission, dated March 29, 2006.